EXHIBIT 99.1

News Release
For:	Integrity Financial Corporation
Release Date:	Immediate
Contact:	Steve Aaron, 828.431.2300

Integrity Reports Earnings for Second Quarter

HICKORY, NC – Integrity Financial Corporation, a financial services holding company for Catawba Valley Bank (Hickory, NC), First Gaston Bank (Gastonia, NC) and Northwestern Bank (a division of Catawba Valley Bank), reported earnings of $1.3 million during the second quarter of 2003. The former name of the holding company for Catawba Valley Bank and First Gaston Bank was United Community Bancorp, which changed its name to Integrity Financial Corporation in April of this year.

For the first six months of 2003, earnings are at $2.5 million. That’s a 46 percent increase over the $1.8 million earned during the first two quarters of last year, which do not include earnings from Northwestern Bank. Catawba Valley Bank purchased Northwestern Bank on December 31, 2002.

Integrity Financial oversees 15 branches over six counties. Two additional Catawba Valley Bank branches will open in September in Iredell County – one in Mooresville and one in Statesville. Iredell County is one county east of Catawba County, following mapped expansion in contiguous markets.

As of June 30, 2003, Integrity showed total assets of $591.6 million. Other key areas of growth included total loans of $442.7 million (June 30, 2003) and total deposits of $473 million (June 30, 2003).

Net income per share was $0.32 for the second quarter of this year, and $0.61 for the first six months of this year.

“We are delighted to know that we are exceeding budget expectations for the halfway point of the year,” Integrity president Steve Aaron said. “We have accomplished this while battling the continued erosion of net interest margins. Additionally, we purchased a landmark building in downtown Hickory to house the officers of the holding company, as well as other departments such as accounting, operations, marketing, and human resources. We are moving close toward the August date of bringing all our data processing in-house, which will provide significant savings in years to come. Despite all the activity, we still have presented strong profits and good performance of our stock.

“We fully expect the third quarter to be relatively flat due to the recent cut in rates which immediately impact our margins, and we are unsure of additional cuts,” Aaron added. “We have made adjustments in preparation for those changes, and our proactive approach continues to make us a model bank in many ways.”

The banks continue to show heavy activity in mortgages and in non-interest income, two areas that enhance earnings. Also, economies of scale following the acquisition of Northwestern Bank further improve operating efficiencies.

“Our performance is the envy of many banks,” Aaron said. “It’s testament of our mission of well serving our communities.”

Catawba Valley Bank has four offices in Catawba County, with two near completion in Iredell County. First Gaston Bank has five offices in Gaston County. Northwestern Bank has six offices in Wilkes, Alexander, Watauga and Ashe Counties.

For more information about these banks, Integrity stock or related items, call the stockholder relations office toll-free at 888-894-2483. The stock prices are listed on NASDAQ under the symbol IFCB.

                                                         July 23, 2003